Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:

Cary Grossman

Chief Financial Officer

713- 827-2104

cgrossman@gentium.it

Investor Relations Contacts:

U.S.

Lippert/Heilshorn & Assoc.

Kim Sutton Golodetz

Kgolodetz@lhai.com

Anne Marie Fields

afields@lhai.com

212-838-3777

Italy:

Burson-Marsteller

Luca Ricci Maccarini

luca_maccarini@it.bm.com

+39 02.721431

RENOWNED BONE MARROW TRANSPLANTATION EXPERT,

RICHARD E. CHAMPLIN, M.D., JOINS GENTIUM’S SCIENTIFIC ADVISORY BOARD

Villa Guardia (Como), Italy, September 15, 2005 – Gentium S.p.A.  (AMEX: GNT) (the “Company”) announced today that Richard Champlin, M.D. has joined its Scientific Advisory Board (SAB). Dr. Champlin is Professor of Medicine, and Chairman of the Department of Blood and Marrow Transplantation at the University of Texas M. D. Anderson Cancer Center. He graduated from the University of Chicago’s Pritzker School of Medicine, before completing post-graduate training at the UCLA School of Medicine, Los Angeles.   Professor Champlin has been an Assistant and Associate Professor of Medicine and directed the Transplantation Biology Program at the UCLA Center for the Health Sciences before assuming his current post.

Professor Champlin chairs the Working Committee on Alternative Donors and Cell Sources of the International Bone Marrow Transplant Registry. He was the founding president of the American Society of Blood and Marrow Transplantation and past president of the Council for Donor, Transplant and Collection Centers for the National Marrow Donor Program.  He is vice president of the Foundation for Accreditation of Hematocellular Therapy and a member of the Biologic Response Modifiers Advisory Board for the FDA and the Hematology Board, American Board of Internal Medicine.  Dr. Champlin is a member of several scientific societies and serves on the Editorial Boards of Blood, Bone Marrow Transplantation and Journal of Hematotherapy. His current research interests include the investigation of non-myeloablative conditioning prior to allogeneic transplantation and the use of allogeneic and autologous hematopoietic transplantation for hematologic malignancies and selected solid tumors.

Dr. Laura Ferro, Gentium’s chairman and chief executive officer, said, “Dr. Champlin is one of the world’s foremost experts in bone marrow transplant and Gentium is fortunate that he has agreed to join our Scientific Advisory Board. His expertise in bone marrow and stem cell transplantation and oncology will be instrumental in the ongoing development of our lead product candidate, Defibrotide, which will soon begin Phase III studies for the treatment of veno-occlusive disease with multiple organ failure (Severe VOD.)  In addition, Dr. Champlin’s extensive clinical and regulatory knowledge will be of great value to us as we continue to develop our pipeline of DNA-based therapeutics to treat and prevent a variety of vascular diseases related to cancer and cancer treatments.”

About VOD

Severe VOD is a potentially life-threatening condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy, radiation, hormone therapy and bone marrow and stem cell transplants. Based on the Company’s review of more than 200 published papers in the medical literature, it is estimated that approximately 80% of patients with Severe VOD die within 100 days without treatment. There are no currently approved treatments for Severe VOD.

About the Company

Gentium S.p.A. is a biopharmaceutical company located in Villa Guardia (Como), Italy that is focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs which are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments.  Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. FDA to treat veno-occlusive disease (VOD) with multiple organ failure (“Severe VOD”) and Fast Track designation for the treatment of Severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.”  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology.  These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control.  It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements.  For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

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